                                                                    Exhibit 11.1

                        BENCHMARQ MICROELECTRONICS, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                  (In thousands, except per share information)


                                                       Year ended December 31
                                                    1996        1995        1994
                                                  --------------------------------

EARNINGS:
 Net income                                        $7,062      $3,802      $2,155
  Add: Interest expense, net of tax effect,
       on subordinated promissory notes
       assumed retired                                  -           -          36
                                                  --------------------------------
Adjusted net income                                $7,062      $3,802      $2,191
                                                  ================================

Shares:
 Weighted average common shares
  outstanding                                       6,640         738         217
 Weighted average common equivalent
  shares:
  Add:
   Common shares issued upon assumed
    conversion of preferred stock (a)                   -       4,713       5,106
   Common shares issued on assumed
    exercise of stock options and warrants          1,169       1,122       1,044
  Less: Shares assumed repurchased                    418         300         128
                                                  --------------------------------
Weighted average common and common
 equivalent shares                                  7,391       6,273       6,239
                                                  ================================
Earnings per common and common
 equivalent share                                   $0.96       $0.61       $0.35
                                                  ================================

(a) For the period the preferred stock was outstanding prior to actual conversion in December 1996.